Exhibit 99.1

MEDIA CONTACT:

Marci G. Maule

Coinstar, Inc.

Director of Public Relations

425-943-8277

mmaule@coinstar.com

INVESTOR CONTACT:

Brian Turner

Coinstar, Inc.

Chief Financial Officer

425-943-8000

FOR IMMEDIATE RELEASE

COINSTAR ANNOUNCES NEW FIVE-YEAR SENIOR CREDIT FACILITY

BELLEVUE, Wash. — November 26, 2007 — Coinstar, Inc. (NASDAQ: CSTR), the leader in 4th Wall™ services at the retail front end, today announced that it has entered into a new five-year $400 million senior credit facility, which closed on November 20, 2007. Bank of America, N.A., acted as the sole and exclusive administrative agent, swing line lender, and letter of credit issuer, while Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as the joint lead arrangers and joint book managers. JPMorgan Chase Bank, N.A., acted as the syndication agent. Keybank National Association, U.S. Bank National Association and Wells Fargo Bank, N.A., acted as co-documentation agents.

Proceeds from the facility will be used to extinguish the existing $310 million credit facility, finance the acquisition of GroupEx Financial Corporation, and for other working capital needs. The extinguishment of the existing indebtedness will result in a non-recurring pre-tax charge of $1.9 million related to the write-off of financing fees from the prior credit facility, which closed on July 7, 2004. This was not included in the Company’s recently announced fourth quarter guidance.

Under the terms of the agreement, a principal amount of up to $400 million will be available to the Company through a five-year revolving credit facility, which will include a $50 million sublimit for the issuance of standby letters of credit, and a $25 million sublimit for swingline loans. Under the terms of the new facility, the Company may also request an amount of up to $50 million for a total commitment of $450 million, subject to certain conditions, including commitments from existing lenders or additional lenders.

“We are pleased to close this financing, which carries a more favorable interest rate than our prior credit facility. It also contains fewer restrictions, as the covenant basket from our 2004 financing, restarted as of last week’s closing date. We believe these two factors will play an important role in successfully funding our growth and driving long term profitability. Finally, our banking group’s confidence in our business, and the favorable financing structure we were able to secure, speaks to the consistency and diversity of our results, and the progress we’ve made relative to our operating plan. Ultimately, it’s another important step that will position Coinstar to drive long term value for our stockholders,” stated Dave Cole, Chief Executive Officer of Coinstar, Inc.

Pricing Grid under New Credit Facility

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate +	Letters of Credit	Base Rate +
1	≤1.50 to 1.00	0.15	0.75	0.75	0.00
2	>1.50 to 1.00 but ≤2.00 to 1.00	0.20	1.00	1.00	0.00
3	>2.00 to 1.00 but ≤2.50 to 1.00	0.25	1.25	1.25	0.00
4	>2.50 to 1.00 but ≤3.00 to 1.00	0.30	1.50	1.50	0.25
5	>3.00 to 1.00	0.35	1.75	1.75	0.50

Pricing Grid under Existing Credit Facility

Applicable Rate
Consolidated Leverage Ratio	Commitment Fee	Eurodollar Term Loans	Eurodollar Revolving Loans (1)	Base Rate Term Loans	Base Rate Revolving Loans
>2.50 to 1.00	0.50	2.25	2.25	1.25	1.25
≤2.50 to 1.00 but ≥2.00 to 1.00	0.50	2.00	2.00	1.00	1.00
<2.00 to 1.00	0.375	2.00	1.75	1.00	0.75

(1)	Fees on outstanding letters of credit are paid at a per annum rate equal to the applicable rate then in effect with respect to Eurodollar loans under the revolving facility.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of 4th Wall™ solutions for the retailers’ front of store consisting of self-service coin counting, electronic payment solutions, entertainment services and self-service DVD rental. The company’s products and services can be found at more than 56,000 retail locations, including supermarkets, drug stores, mass merchants, convenience stores and financial institutions. For more information, visit www.coinstar.com.

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s acquisition of GroupEx, as well as Coinstar’s future expectations, plans, prospects and operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the ability to obtain future financings, the ability to generate sufficient cash flow to service the indebtedness and certain negative covenants and restrictions contained in the new credit facility, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in Item 1A of Part I of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.